Exhibit 99.1

NEOSE RECEIVES DELISTING WARNING LETTER FROM NASDAQ

HORSHAM, PA, February 20, 2008 — Neose Technologies, Inc. (NasdaqGM: NTEC) announced today that it has received notice from The NASDAQ Stock Market LLC (“NASDAQ”) stating that for 30 consecutive business days the bid price for the Company’s common stock has closed below the minimum $1.00 per share required by Marketplace Rule 4450(a)(5) for continued listing on the NASDAQ Global Market. As a result, Neose no longer meets NASDAQ’s continued listing criteria and has 180 calendar days, or until August 18, 2008, to regain compliance. The notice has no effect on the listing of the Company’s common stock at this time, and Neose shares will continue to trade on the NASDAQ Global Market during the 180-day period.

To regain compliance, the closing bid price of the Company’s common stock must remain at or above $1.00 for a minimum of 10 consecutive business days prior to the end of the 180 calendar day compliance period. NASDAQ may, in its discretion, require the Company to maintain a closing bid price at or above $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. In the event Neose does not regain compliance with the minimum bid price rule by August 18, 2008, NASDAQ will provide the Company with written notification that its common stock will be delisted from the NASDAQ Global Market. At that time, the Company may appeal NASDAQ’s determination to delist its common stock. Alternatively, pursuant to Marketplace Rule 4450(i), the Company can apply to transfer its listing to the NASDAQ Capital Market if its common stock satisfies all criteria under Marketplace Rule 4310(c) for initial inclusion on such market, other than compliance with the minimum bid price rule. If its application is approved, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price rule while listed on the NASDAQ Capital Market.

The Company has not yet determined what action, if any, it will take in response to this notice, although the Company intends to monitor the bid price of its listed securities between now and August 18, 2008, and consider available options if its common stock does not trade at a level necessary to regain compliance with the NASDAQ minimum closing bid price requirement.

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, GlycoPEG-GCSF for chemotherapy-induced neutropenia, and the GlycoPEGylated hemostasis compounds Factor VIIa, Factor VIII, and Factor IX, target markets with aggregate 2006 sales of approximately $8 billion. For more information, please visit www.neose.com.

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Among those risks and uncertainties are: the likelihood that our common stock trades in an acceptable range to remain listed on Nasdaq; the possibility of being eligible for additional time to regain compliance; the impact of any delisting of our common stock, as well as more specific risks and uncertainties set forth in the sections of Neose’s Annual Report on Form 10-K for the year ended December 31, 2006, entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements, and discussions of risk factors in the Company’s subsequent SEC filings. Any of these risks and uncertainties could cause the Company’s actual results to differ from those contained in the forward-looking statements.